Exhibit 99.1

Clearwater Paper Comments on U.S. District Court Decision

Ruling Allows Delivery of TAD Paper Machine to Clearwater Paper by July 2012, Facilitating Completion of Shelby Tissue Facility on Schedule

SPOKANE, Wash.--(BUSINESS WIRE)--June 20, 2012--Clearwater Paper Corporation (NYSE:CLW) today commented on the ruling in the United States District Court for the District of South Carolina in favor of Metso Paper USA and Clearwater Paper in connection with a lawsuit filed by First Quality Tissue SE, LLC that sought to enjoin Metso Paper from delivering a Through-Air-Dried, or TAD, paper machine to Clearwater Paper.

“Clearwater Paper is very pleased with the court’s decision to deny the request for injunctive relief and dismiss the amended complaint, and we look forward to completion of our Shelby TAD paper machine facility,” said Gordon Jones, chairman and chief executive officer. “We expect that the final components of our TAD paper machine will be delivered by Metso Paper by July 2012, pursuant to our contract with them, and that our Shelby TAD paper machine facility will be completed and begin operations prior to the end of 2012.”

In 2010, Clearwater Paper contracted with Metso Paper to construct a TAD paper machine for its tissue manufacturing and converting facility under construction at Shelby, North Carolina. Clearwater Paper’s contract with Metso Paper calls for an expected delivery of the TAD paper machine by July 2012. In August 2011, First Quality filed a lawsuit against Metso Paper seeking to enjoin Metso Paper from delivering the TAD paper machine to Clearwater Paper based on the terms of an agreement between Metso Paper and First Quality. Clearwater Paper intervened in the litigation in November 2011 to ensure representation of its interests.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the effects of the District Court’s decision, the delivery of TAD paper machine components, the completion of the TAD paper machine and the expected timing of initiation of overall operations of Clearwater Paper’s Shelby paper machine operations. Statements contained in this press release that refer to non-historical facts reflect Clearwater Paper’s goals and expectations and are not predictions of actual performance or results. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, an appeal of the District Court’s decision by First Quality, significant delays in the delivery of TAD paper machine components or delays in the completion of the new Shelby facility, and mechanical or other difficulties affecting the start-up of operations at the new facility. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
John Hunter, 509-344-5947 (Interim CFO)
or
(Investors)
Sean Butson, 509-344-5906 (IR Sense)